Exhibit 99.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 13, 2017, by and among Vecima Networks Inc., a Canadian corporation (“Buyer”), and each person listed on Schedule A hereto (each, a “Stockholder”).

WHEREAS, Buyer and Concurrent Computer Corporation, a Delaware corporation (the “Company”), propose to enter into an Asset Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Purchase Agreement”), which provides, among other things, for the acquisition by Buyer of the Purchased Assets (the “Transaction”), upon the terms and subject to the conditions set forth in the Purchase Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Purchase Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of capital stock of the Company set forth opposite such Stockholder’s name on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as a condition to the willingness of Buyer to enter into the Purchase Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (a) the consummation of the Transaction, (b) the termination of the Purchase Agreement pursuant to its terms or the delivery of an Adverse Recommendation Change by the Board of the Company, and (c) the entry by the Company, without the prior written consent of the Stockholders, into any amendment or modification of the Purchase Agreement, or any written waiver of the Company’s rights under the Purchase Agreement made in connection with a request from Buyer, in each case, which results in a material decrease in, or material change in the composition of, the Purchase Price (such earlier date, the “Expiration Date”), each Stockholder irrevocably and unconditionally hereby agrees, subject to Section 1.5, to cause all of its or his or her Existing Shares and other Voting Shares (as hereinafter defined) over which it has acquired beneficial ownership after the date hereof (including any Voting Shares acquired by means of purchase, dividend or distribution, or exercise of options or otherwise) (collectively, the “New Shares”, and together with the Existing Shares, the “Shares”), which it owns as of the applicable record date, to be voted (whether by proxy, written consent or otherwise) (A) in favor of the Purchase Agreement and the approval of the transactions contemplated thereby, including the Transaction, (B) against any action or proposal in favor of an Acquisition Proposal other than from Buyer or any of its Affiliates (an “Alternative Transaction”), without regard to the terms of such Alternative Transaction, and (C) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement, or of a Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Buyer’s ability to consummate the transactions contemplated by the Purchase Agreement, including the Transaction (clauses (A) through (C), the “Required Votes”). Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by executing and delivering the written consent of the Company’s stockholders) in favor of, against or abstain with respect to any other matters presented to the Company’s stockholders. As used in this Agreement, “Voting Shares” shall mean any shares of capital stock of the Company and any other securities of the Company eligible to vote on any of the Required Votes.

Section 1.2 No Agreement as Director or Officer. The Buyer acknowledges and agrees that each Stockholder that is a director or officer of the Company makes no agreement in its capacity as a director or officer of the Company or any of its Subsidiaries, and nothing in this Agreement will: (a) limit or affect any actions or omissions taken by the Stockholder in its capacity as such a director or officer, including exercising rights under the Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) be construed to prohibit, limit, or restrict the Stockholder from exercising its fiduciary duties as an officer or director of the Company to the Company or its stockholders.

Section 1.3 Restrictions on Transfers. Absent the prior written consent of Buyer, each Stockholder hereby agrees that, from the date hereof until the Expiration Date, it or he or she shall not, directly or indirectly, (a) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares, other than (i) (A) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any Transfer to an Affiliate of such Stockholder, (ii) a Transfer pursuant to any trust or will of such Stockholder or by the Laws of intestate succession, (iii) a Transfer to the Company solely in connection with the payment of the exercise price (or other consideration if cashless exercise is available) and/or the satisfaction of any tax withholding obligations arising from the exercise of any Options, but only if, in each case of the foregoing clauses (i) and (ii), prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder), or (iv) a Transfer to a transferee that agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such Transfer is delivered to Buyer pursuant to Section 4.4  or (b) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a).

Section 1.4 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, it or he or she (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

Section 1.5 No Obligation to Exercise Options. Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (i) convert, exercise or exchange any Option in order to obtain any underlying New Shares or (ii) vote, or execute any consent with respect to, any New Shares underlying such Options that have not yet been issued as of the applicable record date for that vote or consent.

Section 1.6 Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    From and after the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Buyer and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with the DGCL, for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Stockholder as of the applicable record date in accordance with the Required Votes; provided that each Stockholder’s grant of the proxy contemplated by this Section 1.6 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Stockholder be voted in accordance with the Required Votes. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(b)   Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

(c)    Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.6 is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, in each case without further action by any party. The proxy granted by the Stockholders herein shall survive the dissolution, bankruptcy, death or incapacity of any Stockholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

(d)   The Purchaser acknowledges and agrees that the irrevocable proxy granted by each Stockholder hereunder (to the extent granted) is limited to the Required Votes described in Section 1.1 and that the Buyer may take no action on behalf of a Stockholder pursuant to such proxy other than the casting of the Required Votes.

Section 1.7 Confidentiality. From the date hereof until the Expiration Date, each Stockholder shall not, and shall cause its Affiliates and their respective directors, officers or employees (“Affiliated Persons”) not to, disclose or publish Confidential Information (as defined below); provided, that if a Stockholder determines in good faith, after consultation with its outside counsel, that it or any of its Affiliated Persons are required by Applicable Law or stock exchange rules, the terms of a subpoena, interrogatory, civil investigative demand or similar legal process, an order of a court, government or governmental agency or authority, or that certain Non-Disclosure Agreement entered into by the Company and JDS1, LLC on June 20, 2017 to disclose any Confidential Information, Stockholder agrees to, and shall instruct its Affiliated Persons to, (i) promptly notify (to the extent reasonably practicable and legally permissible) the Company and Buyer of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Company and Buyer on the advisability of taking legally available steps to resist or narrow disclosure pursuant to such requirement; (iii) take commercially reasonable efforts to cooperate with the Company and Buyer, at the sole expense of the Company or Buyer, as the case may be, if the Company or Buyer seeks to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed; and (iv) after taking the steps required by (i) through (iii), Stockholder or any of its Affiliated Persons may furnish only that portion of the Confidential Information that, in the good faith judgment of Stockholder (after consultation with outside counsel), Stockholder or its Affiliated Person is legally compelled to disclose. The term “Confidential Information” means all information, whether oral, written, graphic, photographic, electronic or otherwise (including, without limitation, any information created prior to the execution of this Agreement), furnished or made available to Stockholder or its Affiliated Persons by the Company or Buyer, including, without limitation, the existence of this Agreement, the Purchase Agreement and the other Transaction Documents as defined therein, and the terms hereof and thereof, and all notes, reports, analyses, compilations, studies and other materials prepared by Stockholder or its Affiliated Person (in whatever form maintained, whether documentary, electronic or otherwise) containing, reflecting or based upon, in whole or in part, any Confidential Information; provided that, Confidential Information does not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Stockholder or any of its Affiliated Persons in breach of this Agreement; (B) is or becomes available to Stockholder or its Affiliated Person on a non-confidential basis from a source other than the Company or its representatives, which source is not known by Stockholder or its Affiliated Person to be subject to a contractual, legal or fiduciary obligation to the Company prohibiting such disclosure; or (C) was independently developed by Stockholder or its Affiliated Person without use of or reference to the Confidential Information.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Buyer as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (d) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except as would not impact such Stockholder’s ability to perform or comply with its or his obligations under this Agreement in any material respect, (e) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) the Existing Shares and (f) as of the date hereof, such Stockholder beneficially owns the Existing Shares free and clear of any proxy or voting restriction (other than any restrictions created by this Agreement, under applicable federal or state securities laws or the Company’s organizational documents) and has voting power with respect to the Existing Shares, and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares.

Section 2.2 Representations and Warranties of Buyer. Buyer represents and warrants to each Stockholder as follows: (a) Buyer has full legal right and capacity to execute and deliver this Agreement, to perform Buyer’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Buyer and the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other company actions or proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (d) the execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Buyer, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except as would not impact such Buyer’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 2.3 Covenants. Each Stockholder hereby agrees to promptly notify Buyer of the number of any New Shares acquired by such Stockholder after the date hereof and prior to the Expiration Date. Any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by Stockholder on the date hereof.

ARTICLE III TERMINATION

This Agreement shall terminate and be of no further force or effect on the Expiration Date, and neither Buyer nor any of the Stockholders shall have any rights or obligations hereunder following such termination. Notwithstanding the preceding sentence, this Article III and Article IV shall survive any termination of this Agreement. Nothing in this Article III shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’ fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Transaction is effected.

Section 4.2 Obligations of Stockholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

Section 4.3 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) Buyer shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of its or his duties or responsibilities as a stockholder of the Company.

Section 4.4 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt, to be delivered promptly by the recipient, if so requested), by electronic mail (with confirmation of receipt, to be delivered promptly by the recipient, if so requested), by registered or certified mail, postage prepaid, by nationally recognized overnight courier service, as follows:

If to Buyer:

Vecima Networks Inc.
771 Vanalman Avenue
Victoria, British Columbia V8Z 3B8 Canada
Attention:	Peter Torn, General Counsel and Corporate Secretary
Email:	peter.torn@vecima.com
Fax:	1-250-881-1974

If to a Stockholder, then to the address of such Stockholder set forth on such Stockholder’s signature page hereto, with a copy, which shall not constitute notice, to:

Concurrent Computer Corporation
4375 River Green Parkway Ste 100
Duluth, GA, 30096 USA
Attention:	Heather Asher, General Counsel
Email:	heather.asher@ccur.com

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered, telefaxed or e-mailed, (ii) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

Section 4.5 Amendments; Waivers. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 4.6 Assignment. Except as contemplated by Section 1.3, this Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

Section 4.7 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 4.8 Entire Agreement. This Agreement (including Schedule A hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.9 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 4.10 Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably and unconditionally (a) accepts the jurisdiction and venue of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or related to this Agreement, (b) waives any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 4.4; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS Section 4.10 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS Section 4.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 4.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto shall each be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any order sought by a party hereto to cause another party hereto to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that none of the parties hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11. Notwithstanding the foregoing, the Buyer acknowledges and agrees that it will have no claim at law or in equity against a Stockholder for breach of this Agreement if the Buyer receives the Termination Fee in accordance with the provisions of the Purchase Agreement, and that upon receipt of the Termination Fee, the Buyer shall be deemed to have forever waived any and all of its claims against a Stockholder under this Agreement, absent fraud or willful misconduct.

Section 4.12 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware.

Section 4.13 Interpretation. The defined terms herein (including defined terms in the Purchase Agreement) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections” and “Schedules” shall be deemed to be references to Articles and Sections of and Schedules to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. If any action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such action shall be made or taken on the next Business Day. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time. Unless otherwise expressly provided for in this Agreement, all dollar amounts referred to in this Agreement are stated in United States currency. The captions, titles, headings, recitals and table of contents included in this Agreement are for convenience only, and do not affect the construction or interpretation of this Agreement.

Section 4.14 Counterparts; Exchanges by Electronic Delivery. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures or signature pages by electronic mail in portable document format (PDF) shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 4.15 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The application of any such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 4.16 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

VECIMA NETWORKS INC.

By:	/s/ Peter Torn
Name:	Peter Torn
Title:	General Counsel and Corporate Secretary

[Signature Page to the Voting and Support Agreement]

JDS1, LLC

By:
Name:
Title:

Address:

[Signature Page to the Voting and Support Agreement]

Wayne Barr

Address:

[Signature Page to the Voting and Support Agreement]

Derek Elder

Address:

[Signature Page to the Voting and Support Agreement]

Robert Pons

Address:

[Signature Page to the Voting and Support Agreement]

Warren Sutherland

Address:

[Signature Page to the Voting and Support Agreement]

Dilip Singh

Address:

[Signature Page to the Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares of Stock
JDSI, LLC	1,372,379
Wayne Barr	5,000
Derek Elder	225,000
Robert Pons	27,000
Warren Sutherland	38,000
Dilip Singh	21,000